                                                                 EXHIBIT 4.8 (o)

                        CERTIFICATE AND INDEMNIFICATION
                        -------------------------------
                         REGARDING HAZARDOUS MATERIALS
                         -----------------------------


          THIS CERTIFICATE AND INDEMNIFICATION REGARDING HAZARDOUS MATERIALS (the "Agreement") is executed as of the dates set forth below by EMPRESS ENTERTAINMENT, INC., a Delaware corporation ("EEI"), EMPRESS CASINO JOLIET CORPORATION, an Illinois corporation ("ECJC") and EMPRESS CASINO HAMMOND CORPORATION, an Indiana corporation ("ECHC"), all of which are hereinafter collectively referred to as "Indemnitors", in order to induce: (i) the Lenders as defined by the Credit Agreement referred to below (collectively referred to herein, in such capacity, together with their successors and assigns, as "Lenders"), to provide a reducing revolving line of credit facility for the benefit of Indemnitors in a maximum principal amount of One Hundred Million Dollars ($100,000,000.00) (the "Credit Facility"); (ii) WELLS FARGO BANK, National Association, as Swingline Lender under the Credit Agreement (referred to herein, in such capacity, together with its successors and assigns, as the "Swingline Lender") to provide a subfacility under the Credit Facility, in a maximum principal amount of Five Million Dollars ($5,000,000.00), for funding by the Swingline Lender, in smaller minimum amounts and on shorter notice than would otherwise be required under said Credit Facility; and (iii) WELLS FARGO BANK, National Association as L/C Issuer under the Credit Agreement (referred to herein, in such capacity, together with its successors and assigns, as the "L/C Issuer") to provide a subfacility for the issuance of Letters of Credit by the L/C Issuer; all according to the terms and conditions of the Credit Agreement (together with all restatements, amendments and other modifications thereto, the "Credit Agreement") executed concurrently, or substantially concurrent, herewith by Indemnitors, as Borrowers, Lenders, the Swingline Lender, the L/C Issuer and WELLS FARGO BANK, National Association, as administrative and collateral agent for the Lenders, the Swingline Lender and the L/C Issuer (hereinafter, in such capacity, referred to as the "Agent Bank" and, together with the Lenders, the Swingline Lender and the L/C Issuer, collectively referred to as the "Banks").

          1.   DEFINITIONS:
               -----------

               1.1. In this Agreement all capitalized words and terms shall have the respective meanings and be construed herein as provided in Section 1.01 of the Credit Agreement, and any reference to a provision of the Credit Agreement shall be deemed to incorporate that provision as a part hereof in the same manner and with the same effect as if the same were fully set forth herein.

               1.2. The term "Environmental Laws" shall mean any and all state, federal and local statutes, regulations, ordinances, plans, policies or decrees and the like relating to: (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release, as defined below, or threatened Release of Hazardous Materials, as also defined below; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Indemnitors or any of their properties; all including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.), the Superfund Amendments and Reauthorization Act of 1986 (Pub.L. No. 99-499), the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801, et seq.), the Clean Air Act (42 U.S.C. (S) 7401, et seq.), the Occupational Safety and Health Act (29 U.S.C.
(S) 651, et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. (S) 11001, et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. (S) 136 et seq.), Illinois Environmental Protection Act, 41SILCS5-1 et. seq., Indiana Code Title 6-6-10, Indiana Code Title 13, 14, 15 and 16, Indiana Code Titles 22-8-1.1, 22-11, 22-12, 22-13, 22-14, 22-15 and all rules, regulations and standards promulgated pursuant thereto, the Uniform Fire Code (1988 Edition), the United States Environmental Protection Agency's rules concerning underground storage tanks, and any and all federal, state or local rules promulgated from time to time under the above, and any other environmental laws administered by the Environmental Protection Agency or similar laws and regulations of the State of Illinois, of the State of Indiana or any other governmental organization or agency having jurisdiction over: (i) the ECJC Property, or any portion thereof; (ii) the Hammond Fee Property, the Hammond Facilities Property or any portion of any such property (collectively, the "Hammond Property" and together with the ECJC Property, the "Empress Property");
(iii) the ECJC

Riverboats, or either of them; or (iv) the ECHC Riverboat (together with the ECJC Riverboats, the "Empress Riverboats"); all as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

               1.3. The term "Hazardous Material" shall mean (a) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproduction toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (b) any petroleum, including crude oil and any fraction thereof, petroleum derived substances, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, any flammable substances or explosives, any radioactive materials; (c) asbestos in any regulated form, urea formaldehyde foam insulation, electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (d) any pesticides; and (e) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law or which could reasonably be expected to pose a hazard to the health and safety of the owners, occupants, or any Persons in the vicinity of, any property owned or leased by ECHC or ECJC.

               1.4 "Hazardous Material Activity" means any actual, proposed or threatened use, storage, holding, existence, release (including any spilling, leaking, pumping, pouring, emitting, emptying, dumping, disposing into the environment, and the continuing migration into or through soil, surface water, or groundwater), emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation to or from any Empress Property or Empress Riverboat of any Hazardous Material.

               1.5 The term "Release" shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any real property, structure, vessel or vehicle, including, without limitation, the movement of any Hazardous Materials into or through the air, soil, surface water, groundwater or other property.

               1.6 "Transfer Date" with respect to any Empress Property or Empress Riverboat means the date on which any of the Banks (or any of their affiliates) acquires fee title to any Empress Property or Empress Riverboat pursuant to foreclosure under the ECHC Mortgage or the ECJC Mortgage, or by receipt of a deed in lieu of such foreclosure, and all redemption rights that Indemnitors may have are expired, so long as a period of ninety-one (91) days have elapsed since the date on which fee title vests in Agent (or its affiliate) and during such period no bankruptcy or other insolvency proceeding is filed by or against Indemnitors or any of them. If any Indemnitor should remain in possession of such Empress Riverboat or Empress Property after the Transfer Date, or if Indemnitor should engage in any Hazardous Material Activity on or at such Empress Riverboat or Empress Property after the Transfer Date, the Transfer Date shall be deemed to be the date after which such Indemnitor is no longer in possession of such Empress Riverboat or Empress Property and has ceased to engage in any Hazardous Material Activity on or at such Empress Riverboat or Empress Property.


          2.   INDEMNITORS' REPRESENTATIONS.
               ----------------------------

               2.1. To the best knowledge of Indemnitors, and each of them, and except as disclosed in the Phase I Environmental Site Assessments submitted to Agent Bank in accordance with Section 3.14 of the Credit Agreement (the "Phase I Environmental Assessments"): (i) there has been no Release onto, under, into or from: (aa) any of the Empress Riverboats; or (bb) the Empress Property or any portion thereof; in violation of any Environmental Law, that gave rise to a requirement that such Release be reported to any Governmental Authority; and
(ii) there is no facility in or on any of the Empress Riverboats, or the Empress Property (or any portion thereof) which is used for the generation, manufacture, treatment, storage, placing or disposal of any Hazardous Material except for those limited quantities of cleaning solvents, gasoline and other petroleum products, pesticides and other similar chemicals and materials, all:
(aa) used and required for the normal maintenance and operation of the ECJC Casino Facilities or the ECHC Casino Facilities, all as contemplated under the Credit Agreement; and (bb) properly stored, utilized and disposed of in accordance with all Environmental Laws.

               2.2. Except as disclosed in the Phase I Environmental Assessments and in Schedule 2.1: (i) none of the Indemnitors have received any written summons, citation, directive, letter or other written communication from any agency or department of any county or state or the U.S. Government concerning any intentional or unintentional action or omission on the part of any of the Indemnitors, or on the part of any occupant of any of the Empress Riverboats, or any of the Empress Property, which has resulted in any Release in violation of any Environmental Law that gave rise to a requirement that such occurrence be reported to any Governmental Authority; and (ii) to Indemnitors' knowledge, there has been no actual or threatened litigation, or written claims of any kind by any person relating to: (aa) any Empress Riverboat, or any portion of the Empress Property; and (bb) any Release of Hazardous Materials or violation of Environmental Laws.

          3.   COVENANTS.
               ---------

               3.1.  Compliance with Environmental Laws.  Indemnitors shall
                     ----------------------------------
comply, in all material respects, with all Environmental Laws and orders of any Governmental Authorities having jurisdiction over: (i) any Empress Riverboat; or (ii) any Empress Property; with respect to administration or enforcement of any Environmental Laws and shall obtain, keep in effect and comply with all material governmental permits and authorizations required by Environmental Laws with respect to any of their operations at, any of the Empress Riverboats, the Empress Property, the ECJC Casino Facilities or the ECHC Casino Facilities, or any of them. At the request of Agent Bank, Indemnitors shall furnish Agent Bank with copies of all such material permits and authorizations and any amendments or renewals thereof that are in possession or control of the Indemnitors, or any of them, or are reasonably available to the Indemnitors, or any of them, and shall notify Agent Bank of any expiration or revocation of such permits or authorizations. Indemnitors shall also furnish Agent Bank with all material written citations, notices, summonses, or other communications which are received by any of them from any Governmental Authority pursuant to, or in connection with the enforcement of, any Environmental Law.

               3.2.  Investigatory and Remedial Action.  Indemnitors, at their
                     ---------------------------------
expense, shall undertake any and all preventative, investigatory or remedial action (including emergency response, removal, containment and other remedial action): (a) that they, or any of them, are required to undertake by any applicable Environmental Laws or orders of any Governmental Authority having jurisdiction over any Empress Riverboat or any of the Empress Property with respect to administration or enforcement of any Environmental Laws (unless the enforceability of any such order has been stayed by a court or Governmental Authority of competent jurisdiction and such stay remains in effect, or such requirement is being contested in good faith by Indemnitors and Indemnitors maintain adequate reserves determined in accordance with GAAP, for the required undertaking); or (b) that is reasonably necessary to minimize material property damage (including, without limitation, damage to any of the Empress Riverboats or any of the Empress Property), material personal injury or material damage to the environment, or the threat of any such damage or injury, by Releases of or exposure to Hazardous Materials in connection with the occupation or operation of any Empress Riverboat, any of the Empress Property, the ECJC Casino Facilities or the ECHC Casino Facilities. In the event Indemnitors fail to perform any of their obligations under this Section 3.2, after reasonable demand by Agent Bank, Agent Bank may (but shall not be required or under any obligation or duty to) secure the performance of such obligations at Indemnitors' expense. All such reasonable costs and expenses incurred by Agent Bank under this section and otherwise under this Agreement shall be reimbursed by Indemnitors to Agent Bank upon Agent Bank submitting an accounting of such costs and expenses and making demand for the payment thereof with interest at the Default Rate specified in the Credit Agreement. In securing the performance of any such obligations of Indemnitors, Agent Bank shall at all times be deemed to be the agent of Indemnitors and shall not by reason of such performance be deemed to be assuming any responsibility of Indemnitors under any Environmental Law or to any third party. If Indemnitors fail to act after reasonable demand by Agent Bank, Indemnitors shall be deemed to and do hereby irrevocably appoint Agent Bank as their attorney-in-fact with full power to secure performance of such of Indemnitors' obligations under this Section 3.2 as Agent Bank deems necessary and appropriate.

          4.   NOTICES, REPORTS AND INSPECTIONS.
               --------------------------------

               4.1.  Notices.  Indemnitors shall provide all notices required
                     -------
under Section 5.21 of the Credit Agreement in the manner, and within the time period(s), which are set forth therein.

               4.2.  Access to Records. Indemnitors shall deliver to Agent Bank,
                     -----------------
at the written request of Agent Bank, copies of any and all documents in any of their possession or to which any of them have access relating to: (i) Hazardous Materials or Environmental Laws; and (ii) any of the Empress Riverboats, any of the Empress Property or operations conducted on any of them; including, without limitation results of laboratory analysis, site assessments or studies, environmental audit reports and other consultants' studies and reports.

               4.3   Inspections.  Agent Bank reserves the right to inspect and
                     -----------
investigate the Empress Riverboats, the Empress Property, and the operations conducted thereon at its sole cost and expense (except to the extent provided by this Agreement or by any other Loan Document) and subject to the reasonable rights of Indemnitors' tenants, subtenants and other occupants of the Empress Riverboats and Empress Property, from time to time upon reasonable prior written notice to Indemnitors and to perform such tests as would be commercially reasonable under the circumstances, and Indemnitors shall cooperate fully with Agent Bank in such inspection, investigations and tests. All such inspections, investigations and tests shall be conducted at reasonable times agreed to in advance by Indemnitors and Agent Bank and, at Indemnitors' election, Indemnitors may have a representative present at each inspection, investigation or test.
All such inspections, investigations and tests shall be: (i) conducted in a manner which does not unreasonably interfere with the businesses and the operations at the Empress Riverboats and the Empress Property; and (ii) for Agent Bank's purposes only and shall not be construed to create any liability or responsibility on the part of Agent Bank to Indemnitors or to any other Person. If Agent Bank at any time reasonably believes that Indemnitors or any tenants or other occupants of the Empress Riverboats or the Empress Property are failing to comply in any material respect with the requirements of this Agreement or requirements of

Environmental Laws, or that a Release of Hazardous Materials has occurred onto, under, into or from any Empress Riverboat or any Empress Property, Agent Bank may require Indemnitors to furnish Agent Bank at Indemnitors' expense an environmental audit or a site assessment limited solely to the matters of concern to Agent Bank. Such audit or assessment shall be performed at Indemnitors' expense by a qualified consultant reasonably approved by Agent Bank and shall be delivered to both Indemnitors and Agent Bank upon completion.

          5.   INDEMNIFICATION.  (a)  Indemnitors agree to and do hereby jointly
               ---------------
and severally indemnify, protect, defend and save harmless Agent Bank and each of the Banks and their respective trustees, directors, officers, employees, agents, attorneys and shareholders (individually an "Indemnified Party" and collectively the "Indemnified Parties") from and against any and all losses, damages, expenses or liabilities of any kind or nature from any suits, claims, or demands (including without limitation claims asserted by any successor to any Indemnified Party as owner of any of the Empress Riverboats, or any of the Empress Property), including reason able counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with:

                    (i) any investigatory or remedial action instituted under, or required by, Environmental Laws or by orders of any Governmental Authority having jurisdiction under any Environmental Laws: (i) involving contamination of any Empress Riverboat or any Empress Property with Hazardous Materials; or (ii) involving the operations conducted on any Empress Riverboat or any Empress Property; or

                    (ii) any claims of any Person or Governmental Authority (including, without limitation, any Person or Governmental Authority responsible for environmental remediation), for injury to any Person whatsoever or for damage to any property or waterway arising out of, in connection with or in any way relating to: (i) the breach of any covenants of Indemnitors contained in this Agreement; (ii) the violation of any Environmental Laws at any Empress Property, on any Empress Riverboat, or in connection with operation of any Empress Property or of any Empress Riverboat; or (iii) the use, treatment, storage, generation, manufacture, transport or Release at, onto, under, into or from or to any Empress Property or any Empress Riverboat; or

                    (iii) the contamination of any Empress Property or any Empress Riverboat by Hazardous Materials by any means whatsoever or the contamination of any real property or waterway as a result of any Release from or in connection with the operation of, any Empress Property or any Empress Riverboat;

provided, however, Indemnitors shall not be obligated to indemnify, protect, defend or save harmless an Indemnified Party if, and to the extent, the loss, damage, expense or liability was caused by (a) the gross negligence or intentional misconduct of such Indemnified Party, or (b) the breach of this Agreement or any other Loan Document by such Indemnified Party or the breach of any laws, rules or regulation by such Indemnified Party (other than those breaches of laws arising from any Indemnitors' default). In case any action shall be brought against any Indemnified Party based upon any of the above and in respect to which indemnity may be sought against Indemnitors, Agent Bank shall promptly notify Indemnitors in writing, and Indemnitors shall assume the defense thereof, including the employment of counsel selected by Indemnitors and reasonably satisfactory to Agent Bank, the payment of all costs and expenses and the right to negotiate and consent to settlement. Upon reasonable determination made by an Indemnified Party that such counsel would have a conflict representing such Indemnified Party and Indemnitors, the applicable Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof. Indemnitors shall not be liable for any settlement of any such action effected without its consent, but if settled with Indemnitors' consent, or if there be a final judgment for the claimant in any such action, Indemnitors agree to indemnify, defend and save harmless such Indemnified Parties from and against any loss or liability by reason of such settlement or judgment. In the event that any Person is adjudged by a court of competent jurisdiction not to have been entitled to indemnification under this
Section 5, it shall repay all amounts with respect to which it has been so adjudged. If and to the extent that the indemnification provisions contained in this Section 5 are unenforceable for any reason, the Indemnitors hereby agree to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

          (b) notwithstanding anything in this Section 5 to the contrary, the indemnity provided herein shall not extend to any losses, damages, expenses or liabilities to the extent such losses, damages, expenses or liabilities arise from circumstances occurring subsequent to the Transfer Date for the Empress Property or Empress Riverboat with respect to which such loss damage expense or liability has occurred.

          6.   PAYMENT:  FULL RECOURSE TO INDEMNITORS.  The Banks shall have
               --------------------------------------
full joint and several recourse to all of the Indemnitors for those liabilities, losses, claims, damages and expenses for which the Banks are indemnified under this Agreement. The Banks and each of the Indemnitors intend that the Banks and the other Indemnified Parties shall have full recourse to Indemnitors for any sum at any time due to the Banks and the other Indemnified Parties under this Agreement. In addition to any remedy available for failure to pay such amounts, such amounts shall bear interest from the date due until payment in full at the Default Rate as set forth in the Credit Agreement.

          7.   ACCEPTANCE:  NO WAIVER.  Indemnitors waive any acceptance of this
               ----------------------
Agreement by the Banks or any of the other Indemnified Parties. The failure of the Banks or any of the other Indemnified Parties to enforce any right or remedy hereunder, or to promptly enforce any such right or remedy, shall not constitute a waiver thereof nor give rise to any estoppel against the Banks or any of the other Indemnified Parties, nor excuse Indemnitors from their obligations hereunder. Any waiver of such right or remedy must be in writing and signed by the Agent Bank and any Bank affected thereby. This indemnity may be enforced at law and/or in equity. Remedies include, but are not limited to, actions for damages and/or specific performance.

          8.   SURVIVAL.  Indemnitors' obligations and liability, with respect
               --------
to any breach of their respective covenants under this Agreement and with respect to indemnification under Section 5 hereof shall survive: (i) complete satisfaction of all of Indemnitors' obligations under the Loan Documents (other than this Agreement); (ii) any foreclosure, whether judicial or nonjudicial, of the Empress Property, or any portion thereof, any deed or other conveyance of the Empress Property, or any portion thereof, in lieu of such foreclosure; and
(iii) any foreclosure, whether judicial or nonjudicial, of the Empress Riverboats, or any of them, and any transfer or other conveyance of any of the Riverboats in lieu of such foreclosure. Such obligations and liability of Indemnitors shall be for the benefit of the Banks and all Indemnified Parties including, without limitation, any successor to any of the Banks as holder of any security interest in the Empress Property, or any portion thereof, as holder of any security interest in any of the Empress Riverboats, or as the holder of any of the indebtedness secured by any of the Empress Property or any of the Empress Riverboats.

           9.   OBLIGATIONS SEPARATE.  The obligations of Indemnitors under this
                --------------------
Agreement are separate from and in addition to the obligations to pay the Indebtedness evidenced by the Notes, the obligations under the Credit Agreement and the obligations under the Security Documentation. The liability of Indemnitors under this Agreement shall not be limited to or measured by the amount of such Indebtedness or obligations; nor shall it be limited to, or measured by, the value of any of the Empress Property or of the Empress Riverboats. Indemnitors shall be fully and personally jointly and severally liable for all obligations of Indemnitors under this Agreement and a separate action may be brought and prosecuted against Indemnitors under this Agreement. Indemnitors waive the right to assert any statute of limitations as a bar to the enforcement of this Agreement or to any action brought to enforce this Agreement. This Agreement shall not affect, impair or waive any rights or remedies of the Banks or any obligations of Indemnitors with respect to Hazardous Materials, where such rights, remedies or obligations are created or imposed by Environmental Laws (including the Banks' rights of reimbursement or contribution under Environmental Laws). The remedies in this Agreement are cumulative and in addition to all remedies provided by law.

          10.  ATTORNEYS' FEES.  In the event of suit or action under or in
               ---------------
connection with this Agreement, the prevailing party shall be entitled to recover its costs and attorneys' fees to the extent provided by Section 10.19 of the Credit Agreement.

          11.  CHOICE OF LAW.  The terms of this Agreement shall be governed by
               -------------
the internal laws of the State of Nevada without regard to the principles of conflicts of law.

          12.  LOAN DOCUMENT.  This Agreement is a Loan Document under the
               -------------
Credit Agreement.

          13.  SUBSEQUENT EXECUTION BY ECJC.  This Agreement is executed by EEI
               ----------------------------
and by ECHC on the date set forth below, and will be executed by ECJC on, or before, the Closing Date. By execution of this Agreement, EEI and ECHC acknowledge that they shall be jointly and severally liable for all obligations of the Indemnitors hereunder, until such time as this

Agreement is executed by ECJC (if at all), at which time EEI, ECHC and ECJC shall be jointly and severally liable for all obligations of the Indemnitors hereunder.

          IN WITNESS WHEREOF, EEI and ECHC have caused this Agreement to be executed as of June 17, 1998.


EMPRESS ENTERTAINMENT, INC.,                EMPRESS CASINO HAMMOND
a Delaware corporation                      CORPORATION, an Indiana
                                            corporation



By /s/ John Costello                        By /s/ John Costello
  -----------------------------               ------------------------------
Name John Costello                          Name John Costello
    ---------------------------                 ----------------------------
Title Vice President and                    Title Vice President and
      Chief Financial Officer                     Chief Financial Officer
     --------------------------                  ---------------------------

          IN WITNESS WHEREOF, ECJC has caused this Agreement to be executed as of June 30, 1998.

EMPRESS CASINO JOLIET
CORPORATION, an Illinois
corporation



By /s/ John Costello
  -----------------------------
Name John Costello
    ---------------------------
Title Vice President and
      Chief Financial Officer
     --------------------------

STATE OF ILLINOIS)
                 ) ss
COUNTY OF COOK   )

          The foregoing instrument was acknowledged before me this 17th day of June, 1998 by John Costello as Vice President - CFO of EMPRESS ENTERTAINMENT, INC., a Delaware corporation, on behalf of the corporation.


Joanne Bruen
------------------------                [SEAL APPEARS HERE]
Notary Public


STATE OF ILLINOIS)
                 ) ss
COUNTY OF COOK   )


          The foregoing instrument was acknowledged before me this 17th day of June, 1998 by John Costello as Vice President - CFO of EMPRESS CASINO HAMMOND CORPORATION, an Indiana corporation, on behalf of the corporation.


Joanne Bruen
------------------------                [SEAL APPEARS HERE]
Notary Public


STATE OF ILLINOIS)
                 ) ss
COUNTY OF COOK   )


          The foregoing instrument was acknowledged before me this 30th day of June, 1998 by John Costello as Vice President - CFO of EMPRESS CASINO JOLIET CORPORATION, an Illinois corporation, on behalf of the corporation.


Joanne Bruen
------------------------                [SEAL APPEARS HERE]
Notary Public